EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natus Medical Incorporated:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Natus Medical Incorporated did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management concluded that there is a material weakness because the Company did not perform an effective risk assessment relating to significant acquisitions, and as a result, the Company did not adequately design control activities over the accounting for the acquisition of Otometrics.
Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2018, also contains an explanatory paragraph that states the Company acquired the Otometrics business on January 3, 2017 and the Neurosurgery business on October 6, 2017. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, the internal control activities of Otometrics and Neurosurgery which represented 23% and 2%, respectively, of total revenue and 8% and 2%, respectively, of total assets (excluding acquired intangible assets and goodwill) of the related consolidated financial statement amounts of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Otometrics and Neurosurgery.
(signed) KPMG LLP
San Francisco, California
January 21, 2019